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                                                                      EXHIBIT 16
                                                                      ----------

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



November 26, 2002



We have read Item 4 included in the Form 8-K dated November 25, 2002 of United Bancorp, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant's statement in Item 4(a) that we were dismissed as the Registrant's independent public accountant for all periods commencing on or after January 1, 2003, and we agree with the statements contained in Item 4(b).



Very truly yours,

/s/ Crowe, Chizek and Company LLP
---------------------------------

Crowe, Chizek and Company LLP


copy to:

Randall M. Greenwood, Chief Financial Officer
United Bancorp, Inc.